Exhibit 99.1

Long Island Iced Tea® Becomes a Registered Trademark of Long Island Iced Tea Corp.

Hicksville, NY (May 10, 2016) — Long Island Iced Tea Corp. (OTCQB: LTEA) (the “Company”), a growth-oriented company focused on the ready-to-drink (“RTD”) tea segment in the beverage industry, today announced the company was issued US Trademark Reg. No. 4,943,056 for Long Island Iced Tea® on the Supplemental Register, on April 19, 2016 by the United States Patent and Trademark Office.

Long Island Iced Tea® is the Company’s flagship brand. The registration solidifies the company’s legal ownership of the mark Long Island Iced Tea® for use in marketing and other business related matters – a mark that has been in continuous use since 2011.

The registered trademark covers the following Goods and Services Class Code:

•	Beverages Made Of Tea; Beverages With A Tea Base; Fruit Teas; Tea-based Beverages; Tea-Based Beverages With Fruit Flavoring, In Class 30 (U.S. CL. 46).

Philip Thomas, Chief Executive Officer of Long Island Iced Tea Corp., commented, “The issuance of this Trademark further protects our recognized brand Long Island Iced Tea®.”

About Long Island Iced Tea Corp.

Headquartered in Long Island, New York, Long Island Iced Tea Corp. operates in the ready-to-drink tea segment of the beverage industry. The Company has developed non-alcoholic, premium iced tea bottled beverages made with quality ingredients that are offered at an affordable price. The Company is currently organized around its flagship brand Long Island Iced Tea®, a premium, ready-to-drink iced tea sold primarily on the East Coast of the United States through a network of distributors. The Company’s website is www.longislandicedtea.com.

Note: Long Island Iced Tea® is a trademark of Long Island Iced Tea Corp.

Contacts:

For Investors

Phil Thomas

Long Island Iced Tea Corp.

1-855-542-2832

info@longislandteas.com